UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

WesBanco, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)  WesBanco, Inc. issued a press release today announcing that its Board of Directors has selected current Director, Christopher V. Criss, to succeed James C. Gardill as Chairman of the Board, effective on April 17, 2019.  Mr. Gardill did not stand for re-election due to the Company's Director Retirement Policy.  Mr. Gardill will remain general counsel for the bank holding company following the end of his term as Chairman.  The press release announcing the Chairman of the Board transition is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 8.01 Other Events

WesBanco, Inc. issued a press release today announcing an increase in the quarterly cash dividend rate to be paid to its shareholders to $0.31 per common share from the previous quarterly dividend rate of $0.29 per common share, or a 6.9% increase. The increased dividend will be payable on April 1, 2019 to shareholders of record on March 15, 2019.  The press release announcing the increase in the quarterly cash dividend rate is attached as Exhibit 99.2 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits:

99.1 -   WesBanco, Inc. press release announcing the Chairman of the Board transition dated February 28, 2019.

99.2 -   WesBanco, Inc. press release announcing the quarterly cash dividend rate increase dated February 28, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: February 28, 2019	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer